Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 31, 2015, relating to the consolidated financial statements Takung Art Co., Ltd in the its Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ AWC (CPA) Limited

Hong Kong, China

August 27, 2015